Exhibit 99.1

Winston Laboratories, Inc. Receives Notice of Non-Compliance in Canada for its
New Drug Submission of CIVANEX to Treat Osteoarthritis

Vernon Hills, Illinois – October 19, 2009 – Winston Laboratories, Inc. (“Winston Labs”), a wholly-owned subsidiary of Winston Pharmaceuticals, Inc. (OTC BB: WPHM) today announced that it has received a Notice of Non-compliance (“NON”) from the Therapeutics Drug Directorate, Health Canada (the “Directorate”) for its New Drug Submission (NDS) for CIVANEX (zucapsaicin cream 0.075%) for the treatment of the signs and symptoms of osteoarthritis. The Directorate remarked that the analysis of the pivotal trial did not support the requested indication. Winston Labs has a period of ninety days to submit a response to the Directorate’s NON, which it intends to do.

“Winston Labs intends to fully address the comments in the NON, and believes that the clearly favorable risk-benefit profile of CIVANEX should lead to approval in Canada,” stated Joel E. Bernstein, MD, President and Chief Executive Officer of Winston Pharmaceuticals, Inc. “We believe CIVANEX represents an advance over current topical therapies for osteoarthritis as it is not absorbed, and thus has minimal risk for systemic side effects or interactions with other medications a patient might be using.”

About Osteoarthritis

Osteoarthritis is the most common form of arthritis, affecting more than 21 million Americans, mainly adults over age 45. Women are more susceptible to this condition. Osteoarthritis affects the fingers, spinal column and weight-bearing joints such as the hips, knees and feet. The main symptom of osteoarthritis is pain, the degree of which ranges from mildly inconvenient to debilitating. By 2030, an estimated 67 million Americans aged 18 years or older will have doctor-diagnosed arthritis. For some patients with osteoarthritis, relief of mild-to-moderate joint pain is afforded by acetaminophen or an NSAID. A topical medication without systemic absorption and systemic side effects would be advantageous. An alternative approach to oral agents is the use of intra-articular therapy such as hyaluronic acid, but the efficacy of this treatment is very modest. In patients with osteoarthritis of the knee who have moderate-to-severe pain, and in whom signs of joint inflammation are present, intra-articular glucocorticoids can also be used.

About Winston Pharmaceuticals

Winston Pharmaceuticals is a development stage pharmaceutical company focused on pain control. Winston is developing products for large pain control markets, as well as for niche markets, where there are still significant unmet needs for pain management options with improved efficacy, safety, and tolerability profiles. Winston’s product candidates span a range of pain indications, including neuropathic pain, cancer pain, post-operative pain, cluster headache, chronic daily headache and arthritis.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACT: Winston Pharmaceuticals, Inc.

David Starr, Chief Financial Officer

(847) 362-8200